Exhibit 99.1

Ares Capital Corporation Announces Completion of Public Offering

NEW YORK, NY March 23, 2005 — Ares Capital Corporation (Nasdaq: ARCC) announced today that it has completed an underwritten public offering of 12,075,000 shares of the Company’s common stock (including 1,575,000 shares pursuant to the exercise in full by the underwriters of their over-allotment option) at a price per share of  $16.00 to the public, raising $193.2 million in total proceeds, before underwriting discount.

Merrill Lynch & Co., Wachovia Securities, RBC Capital Markets, Jefferies & Company, Inc. and Legg Mason Wood Walker, Incorporated acted as representatives of the underwriters.

The Company expects to use the net proceeds of this offering to repay outstanding indebtedness, to fund investments in portfolio companies and for general corporate purposes.

About Ares Capital Corporation

Ares Capital Corporation is a closed-end, non-diversified management investment company that is regulated as a business development company under the Investment Company Act of 1940. Its investment objectives are to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

Ares Capital Corporation is managed by Ares Capital Management LLC, a recently formed investment adviser affiliated with Ares Management LLC (“Ares”).  Ares is an independent Los Angeles based investment firm with over 80 employees and approximately $6.5 billion of committed capital under management.  Founded in 1997, Ares specializes in originating and managing assets in both the private equity and leveraged finance markets. Ares’ private equity activities are conducted through the Ares Corporate Opportunities Fund, L.P. (“ACOF”).  ACOF focuses on injecting flexible, long-term junior capital into undercapitalized middle market companies to position them for growth. Ares’ leveraged finance activities include the acquisition and management of bank loans, high yield bonds, mezzanine and special situation investments, which are held in a variety of investment vehicles.

CONTACT: Merritt S. Hooper of Ares Capital Corporation, 310-201-4200